Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Planned Departure of Jack Polson, EVP and CFO

Chief Accounting Officer, David Duckworth, to Succeed as CFO

FRANKLIN, Tennessee, July 17, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the planned departure of Jack Polson, Executive Vice President and Chief Financial Officer, who is leaving the Company effective July 31, 2012, to pursue personal interests. David Duckworth, Acadia’s Chief Accounting Officer, has been named Chief Financial Officer. Mr. Duckworth joined Acadia in April 2011, after having served since May 2010 as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions, which was then a NYSE-listed company. Previously, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002. Among a number of healthcare clients he served at Ernst & Young, Mr. Duckworth worked with Psychiatric Solutions, Inc. (PSI) throughout that company’s eight-year tenure as a public company, including a number of years in which he served as Audit Manager.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, remarked, “We are saddened to announce that Jack Polson is departing Acadia, although we understand his decision to refocus his energy on personal pursuits. Jack has done a great job for Acadia and, previously, PSI since he joined us at PSI in 1997. We have greatly appreciated his dedication, leadership and integrity, and we wish him well for the future.

“As part of Jack’s development of an outstanding financial team at Acadia, he was instrumental in bringing David Duckworth to the Company, having worked with David in his role as a key member of PSI’s audit team at Ernst & Young throughout PSI’s years as a public company. Based on David’s extensive experience working with public companies — especially public healthcare companies — as well as our direct association with him over the years, we are confident he will do an outstanding job as CFO of Acadia.”

Jack Polson commented, “I could not ask for a better group of people to be associated with than my colleagues at Acadia and PSI. They are an extended family. In the past 15 years and, in particular, the last 18 months, we have accomplished many great professional achievements as a team, and I have attained many of my individual professional goals. I now want to focus on more personal goals. I have the utmost confidence that David and the rest of our finance team will handle this transition without missing a beat. I will certainly continue to be available to work with the team, if needed, to ensure the smoothest possible transition.”

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ACHC Announces Planned Departure of Jack Polson

July 17, 2012

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 32 behavioral health facilities with over 2,100 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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